                                                                 EXHIBIT 15(a)


The Board of Directors
Ryder System, Inc.:

Ladies and Gentlemen:

Re:  Form S-8 Registration Statement for the Ryder System, Inc.
     Employee Savings Plan A

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 19, 1994, July 21, 1994, and October 19, 1994 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                                Very truly yours,


                                                KPMG Peat Marwick LLP

Miami, Florida
March 8, 1995